UNITY BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

CLINTON, NEW JERSEY, JULY 23, 1999 . . . UNITY BANCORP, INC. (NASDAQ NM: UNTY) announced record growth reaching $359 million in total assets at June 30, 1999. During the first half of 1999, the Company opened 10 new retail financial service centers, which brings its total franchise to 17. This expansion in the vibrant Central Jersey markets of Union and Middlesex counties provides the opportunity to diversify revenues and deposits through expansion of consumer products through these outlets.

At June 30, 1999, the Company's total assets increased 41% or $104 million from the December 31, 1998, total of $255 million; the Company's loan portfolio increased by 36% or $59 million to $224 million; and total deposits increased 44% to $327 million representing an increase of $100 million over December 31, 1998.

In the first half of 1999, Unity Bank experienced several significant one-time expenses including start-up and promotional expenses associated with expanding the branch network, the bank name change, and costs associated with the conversion of the mainframe operating system to the Autobank system which are included in the second quarter results. For the quarter ending June 30, 1999, the Company increased its loan loss provision to $600 thousand compared to $73 thousand for the same period in 1998. This provision reflects Management's ongoing analysis of the risks inherent in the portfolio, loan growth, and the maturity of the current economic conditions. The second quarter results indicate a softening of market conditions for commercial and Small Business Administration (SBA) lending. For the second quarter of 1999 the Company reported a net loss of $375 thousand or $.10 per basic share.

In late 1998, Unity began a change of strategic direction to a consumer focus taking advantage of favorable market and competitive opportunities. To complement this strategy the Company instituted a reorganization program designed to reduce non-interest expense. As a result, the Company will save approximately $1.5 million in annual compensation and related expenses. This saving represents a 14% reduction in compensation expense.

Finally, the Board of Directors announced that Mr. John F. Tremblay, President of the Company and Unity Bank since November 1997, tendered his resignation to pursue other business opportunities. Mr. Tremblay will remain with the organization during a transition period and serve as a consultant to the Bank and the Company on specific programs thereafter. Mr. Robert Van Volkenburgh, Chairman of the Board and Chief Executive Officer of the Company since its inception, will assume the duties of the Office of President of the Bank.

                               (Dollars in thousands, except for per share data)

                              For the Six Months Ended               For the Three Months Ended
                              -------------------------              --------------------------
                                   June 30, 1999           %Change          June 30, 1999       % Change
                               -------------------- ---------------------   ------------- ----------------------
Income Statement Data:
  Net Interest Income ...........   $     5,007    $     4,855       3.1%   $    2,410    $     2,510     -4.0%
  Provision for Loan Loss .......           661            277     138.6%          600             73    721.9%
  Noninterest Income ............         4,530          2,027     123.5%        2,840          1,206    135.5%
  Noninterest Expense ...........         8,766          5,031      74.2%        5,334          2,619    103.7%
  Provision for Income Taxes ....           (16)           615    -102.6%         (309)           405   -176.3%
                                    -----------    -----------              ----------    -----------
  Net Income ....................   $       126    $       959    -86.8%    $     (375)   $       619   -160.6%
                                    -----------    -----------              ----------    -----------
Per Share Data
  Basic earnings per share ......   $      0.03    $      0.30     -88.9%   $    (0.10)   $      0.21   -148.4%
  Book Value ....................   $      7.03    $      6.43       9.4%   $     7.03    $      6.75      4.2%
  Weighted Average Shares (basic)     3,738,398      3,144,821      18.9%    3,751,995      2,999,716     25.1%

Balance Sheet
  Assets ........................   $   359,250    $   230,206      56.1%   $  359,250    $   230,206     56.1%
  Net Loans .....................       224,478        138,116      62.5%      224,478        138,116     62.5%
  Investment Securities .........        87,109         55,274      57.6%       87,109         55,274     57.6%
  Deposits ......................       326,739        207,752      57.3%      326,739        207,752     57.3%
  Shareholder's Equity ..........        26,149         20,744      26.1%       26,149         20,744     26.1%


     Unity Bancorp. Inc. through its subsidiary Unity Bank is a full service community financial services company headquartered in Clinton, New Jersey providing a wide array of business and consumer financial services throughout central New Jersey. Unity operates 17 retail financial service centers in Hunterdon, Middlesex, Somerset and Union counties. Retail financial centers opened in 1999 include Berkeley Heights, Cranford, East Brunswick, Edison, Highland Park, Kenilworth, South Plainfield, Springfield at Milburn Avenue and Whitehouse. Additional openings scheduled for 1999 include Flemington II and Bound Brook. Additionally, the Bank operates a residential mortgage subsidiary, Certified Mortgage Associates headquartered in Marlboro, New Jersey.

     For additional information about Unity Bank, call 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                                  Page 6 of 6